UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2019

Roan Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32720	83-1984112
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14701 Hertz Quail Springs Pkwy Oklahoma City, OK		73134
(Address of Principal Executive Offices)		(Zip Code)

(405) 896-8050

Registrant’s Telephone Number, including Area Code

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	ROAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Amendment to the Credit Agreement

On June 19, 2019, Roan Resources, LLC, a wholly owned subsidiary of Roan Resources, Inc. (the “Company”), entered into an amendment to its Credit Agreement dated as of September 5, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to the Fifth Amendment to Credit Agreement (the “Amendment”) by and among Roan Resources, LLC, as Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent.

Among other modifications, the Amendment:

(1) reaffirms the borrowing base under the Credit Agreement at $750 million;

(2) temporarily reduces the current ratio for the test period (i) ending June 30, 2019 to 0.85 to 1.00 and (ii) ending September 30, 2019 to 0.80 to 1.00;

(3) increases the rates per annum in the borrowing base utilization grid for LIBOR Loans and ABR Loans by 0.25% over the rates set forth in such borrowing base utilization grid until the current ratio is not less than 1.00 to 1.00;

(4) increases the mortgage coverage requirement from 85% to 95% and allows 30 days after the Amendment closing date to mortgage any additional properties not already mortgaged; and

(5) restricts the Borrower from making certain restricted payments to the Company incidental with any transfer of the Borrower’s oil and gas properties to the Company permitted under the Credit Agreement.

The Amendment and reaffirmation of the borrowing base are both subject to certain conditions precedent which must be satisfied prior to effectiveness. A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Amendment is qualified in its entirety by reference thereto.

Item 7.01	Regulation FD Disclosure.

On June 19, 2019, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified as being incorporated by reference in the registration statement.

Item 8.01	Other Events

On June 19, 2019, the Company entered into a commitment letter for a $100 million secured term loan facility with affiliates of certain significant shareholders of the Company (the “Committed Financing”). Loans under the Committed Financing are expected to bear interest at a rate equal to the three-month LIBOR rate plus 7.50% and mature 16 months from the closing date. The Company is expected to have the option, subject to lender agreement, to increase the commitments under the term loan facility by $50 million.

The Company expects that the loans under the Committed Financing will be funded at 97.5% of the original principal amount of such loans. The proceeds of those loans are expected to be used (a) to purchase certain assets from Roan Resources, LLC (the “Assets”) or to make contributions to Roan Resources, LLC concurrently with the assignment and distribution of the Assets to the Company, (b) to fund operations of the Company and its subsidiaries, (c) to be transferred to Roan Resources, LLC on terms acceptable to the lenders under the Committed Financing to pay outstanding borrowings under Roan Resources, LLC’s credit facility, and (d) to pay fees and expenses related to the transactions. The Company expects the initial borrowings under the Committed Financing will be subject to customary conditions precedent for transactions of this nature plus the effectiveness of the Amendment.

The Company expects the Committed Financing to contain customary representations, warranties, affirmative and negative covenants, and events of default for transactions of this nature. In addition, the Company expects the Committed Financing to contain customary prepayment provisions; provided that the Company expects the Committed Financing will contain a requirement to pay a prepayment premium equal to the sum of (x) 1.0% of the aggregate amount of any loans prepaid or repaid plus (y) the amount of interest that would have accrued on such loans had they remained outstanding for a minimum of one year.

The Company expects the obligations of the Company under the Committed Financing to be (a) guaranteed by Linn Energy, Inc. and Roan Holdings Holdco, LLC (collectively, the “Guarantors”) and (b) secured by first-priority liens on substantially all of the tangible and intangible assets of the Company and the Guarantors, including the Assets.

In connection with the commitment, the Company expects to enter into a Common Stock Subscription Agreement with the affiliates of certain significant shareholders of the Company, pursuant to which in exchange for the commitment and for $0.001 par value per share of Class A common stock of the Company (the “Common Stock”), the Company expects to issue 1.0% of the outstanding shares of Common Stock, no later than June 26, 2019 (the “Issuance”). The terms of the commitment letter and the Issuance were evaluated and negotiated by an independent committee of the Board of Directors of the Company comprised of board members unaffiliated with the lending parties with the assistance of financial and legal advisors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment No. 5 to Credit Agreement, dated June 19, 2019

99.1	Press release dated June 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROAN RESOURCES, INC.

Date: June 20, 2019

	By:	/s/ David Treadwell
	Name:	David Treadwell
	Title:	Vice President, General Counsel and Corporate Secretary

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